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Exhibit 5.1

30 ROCKEFELLER PLAZA NEW YORK, NEW YORK 10112-4498 TEL +1 212.408.2500 FAX +1 212.408.2501 www.bakerbotts.com	AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

Form of Exhibit 5.1
Opinion

                        , 2011

Liberty Splitco, Inc.
12300 Liberty Boulevard
Englewood, CO 80112

Ladies and Gentlemen:

        As counsel for Liberty Splitco, Inc., a Delaware corporation, (the "Company"), we have examined and are familiar with the Registration Statement on Form S-4, as amended (333-            ) (the "Registration Statement"), filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), the issuance of [                        ] shares (the "Series A Capital Shares") of the Company's Series A Capital common stock, par value $.01 per share (the "Series A Capital Common Stock"), [                        ] shares (the "Series B Capital Shares") of the Company's Series B Capital common stock, par value $.01 per share (the "Series B Capital Common Stock"), [                        ] shares (the "Series A Starz Shares") of the Company's Series A Starz common stock, par value $.01 per share (the "Series A Starz Common Stock"), and [                        ] shares (the "Series B Starz Shares" and together with the Series A Capital Shares, the Series B Capital Shares, and the Series A Starz Shares, the "Shares") of the Company's Series B Starz common stock, par value $.01 per share (the "Series B Starz Common Stock" and together with the Series A Capital Common Stock, the Series B Capital Common Stock, and the Series A Starz Common Stock, the "Common Stock"), in connection with the redemption by Liberty Media Corporation ("Liberty Media") of all of the outstanding shares of its Series A Liberty Capital common stock, par value $.01 per share ("LCAPA"), Series B Liberty Capital common stock, par value $.01 per share ("LCAPB"), Series A Liberty Starz common stock, par value $.01 per share ("LSTZA") and Series B Liberty Starz common stock, par value $.01 per share ("LSTZB"), for all of the outstanding Shares, which will result in the separation of the Company (the "Split-Off") from Liberty Media. The Company will enter into a Reorganization Agreement with Liberty Media, a form of which is included as Exhibit 2.1 to the Registration Statement (the "Reorganization Agreement"), which provides for, among other things, the Split-Off.

        Subject to the satisfaction or, where permissible, waiver of the conditions to the Split-Off, Liberty Media will redeem, on the date designated by Liberty Media's board of directors (the "Redemption Date"), (i) each outstanding share of LCAPA for one Series A Capital Share, (ii) each outstanding share of LCAPB for one Series B Capital Share, (iii) each outstanding share of LSTZA for one Series A Starz Share and (iv) each outstanding share of LSTZB for one Series B Starz Share.

        In connection with the Split-Off, the Company will file a certificate of incorporation (the "Charter"), which will set forth the terms of the Common Stock.

        In connection with rendering our opinion, we have examined, among other things, originals, certified copies or copies otherwise identified to us as being copies of originals, of (i) the form of the Charter to be in effect on the Redemption Date; (ii) the form of the Bylaws of the Company to be in effect on the Redemption Date; (iii) the form of stock certificates representing the Series A Capital Common Stock, the Series B Capital Common Stock, the Series A Starz Common Stock and the Series B Starz Common Stock included as Exhibits 4.1, 4.2, 4.3 and 4.4 to the Registration Statement, respectively; (iv) records of proceedings of the boards of directors of the Company and Liberty Media; and (v) such other documents, records and certificates of public officials as we deemed necessary or appropriate for the purpose of rendering this opinion. In rendering this opinion, we have relied, to the extent we deem such reliance appropriate, on certificates of officers of the Company and Liberty Media as to factual matters regarding the Company, Liberty Media and the Split-Off that were not readily ascertainable by us. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

        On the basis of such examination and review, we advise you that, in our opinion, upon the issuance and delivery of the Shares in accordance with the terms of the Split-Off as set forth in the Reorganization Agreement and described in the proxy statement/prospectus forming part of the Registration Statement, the Shares will be duly authorized, fully paid, validly issued and non-assessable.

        This opinion is limited to the corporate laws of the state of Delaware, and the laws of the United States of America. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading "Additional Information—Legal Matters" in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,
BAKER BOTTS L.L.P.

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  Exhibit 5.1